Exhibit 10.5

PACIFIC DRILLING S.A.

NOTICE OF LONG TERM INCENTIVE CASH AWARD (Chairman Form)

Pacific Drilling S.A. (the “Company”) hereby grants you (the “Participant”) the following Long Term Incentive Cash Award (the “Cash Award”).  The terms and conditions of this Cash Award are set forth in this notice below.

Participant Name:	W. Matt Ralls

Employee Number:

Grant Name:	Chairman Cash Award (2020)

Award Date:	April 10, 2020

Total Cash Award:	$100,000

Vesting Schedule:

The Cash Award will vest on December 12, 2020 (the “Vesting Date”), subject to your continued service as a director as of such date. Notwithstanding the foregoing, if your service as a director terminates prior to the Vesting Date for any reason other than your voluntary resignation, the unvested Cash Award will become fully vested on the date of your termination of service. Your voluntary resignation as a director prior to the Vesting Date will result in forfeiture of the unvested Cash Award; provided, however, that you will not be deemed to have voluntarily resigned if your resignation is at the request of the Board or a significant shareholder.

In the event of a Change of Control (as defined in the Company’s 2018 Omnibus Stock Incentive Plan) prior to the Vesting Date, the unvested Cash Award will become fully vested on the date of the Change of Control.

Other Terms Applicable to the Cash Award:

Payment Timing: The Cash Award will be paid to you as soon as reasonably practical after vesting, but no later than 30 days thereafter, in accordance with the Company’s normal payroll practices, subject to any withholding taxes due in connection with the payment.

Clawback: Notwithstanding anything to the contrary contained herein, the Company may cancel the Cash Award if you violate any non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any affiliate, (after having been given notice of any such violation and giving effect to any applicable cure period set forth therein), as determined by the Board (excluding you) in good faith. In such event, you will forfeit any compensation, gain or other value realized thereafter on the vesting of the Cash Award, and must promptly repay such amounts to the Company.

Retention Rights: This Notice does not give you the right to continue in the service of the Company or its affiliates in any capacity.

Administration:  The Cash Award will be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).  All determinations, interpretations and other decisions under or with respect to the Cash Award by the Committee shall be final, conclusive and binding.

Tax Matters:  The Cash Award is intended to be exempt from Section 409A of the Code as a short term deferral, and all such provisions shall be construed and interpreted accordingly.

By clicking “Agree” below, you acknowledge receipt of this Notice, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice; (b) you understand and agree that  this Notice constitutes the entire understanding between you and the Company regarding this Cash Award, and (c) any tax liability in connection with the Cash Award will be your responsibility. In addition, by clicking “Agree” below you are consenting to receive documents from the Company and Solium Capital Inc. or any future plan administrator (the “Administrator”) by means of electronic delivery.

Pacific Drilling S.A.

SOCIÉTÉ ANONYME

8-10 Avenue de la Gare

L-1610 Luxembourg

By:  Bernie G. Wolford Jr.

Title:   CEO